EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Uranium Hunter Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated December 4, 2008 relating to the consolidated financial statements of Uranium Hunter Corporation as of September 30, 2008 an 2007 and for the years and cumulative period then ended, which appear in the Uranium Hunter Corporation Annual Report on Form 10-KSB for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

/s/ Schwartz Levitsky Feldman LLP

Schwartz Levitsky Feldman LLP
Licensed Public Accountants

Toronto, Ontario, Canada
January 8, 2010